Exhibit 99.1

FHN Reports Financial Results for 2004

 -- Retail/Commercial Banking pre-tax earnings grew 68 percent
 -- Loans grew 22 percent and asset quality continued to improve
 -- Mortgage Banking origination revenue reflected a substantially lower level of industry-wide refinance activity
 -- Capital Markets' fixed revenues declined as the demand for fixed income securities lessened
 -- Corporate segment earnings improved due to securities gains and reduced discretionary spending
 -- Return on equity was 23.9 percent and return on assets was 1.66 percent

MEMPHIS, Tenn., Jan. 19, 2005 (PRIMEZONE) -- First Horizon National Corporation (FHN) announced earnings of $454.4 million, or $3.54 diluted earnings per share for 2004. This compares to 2003 earnings of $473.3 million, or $3.62 diluted earnings per share.

"2004 results reflect the impact of the unfavorable interest rate environment that we saw for much of the second half of the year," said Ken Glass, chairman and CEO. "The mortgage and fixed income businesses were most affected, while the retail and commercial banking business achieved substantial growth, rebalancing our business mix. With the exception of the impact of an accounting change, earnings were relatively flat with 2003's record performance in spite of the difficult environment."

Glass continued, "In addition, we were able to make significant progress in 2004 through our focus on recruitment of relationship managers and acquisition of customers. As a result, our national expansion strategies are producing significant results as evidenced by the $118 million increase in pre-tax contribution from these strategies in 2004. Finally the acquisition of the fixed income group of Spear Leeds and Kellogg will enhance our capital markets group's sales force, product offerings, and execution capabilities."

Return on average shareholders' equity and return on average assets were 23.9 percent and 1.66 percent, respectively, in 2004 compared to 26.3 percent and 1.88 percent in 2003. Total assets were $29.8 billion and shareholders' equity was $2.0 billion on December 31, 2004, compared to $24.5 billion and $1.9 billion, respectively, on December 31, 2003.

Glass concluded, "We feel that our focus on execution in 2004 has positioned us well to capture the market opportunity in 2005 and beyond."

ANNUAL PERFORMANCE HIGHLIGHTS

Retail/Commercial Banking

Pre-tax earnings grew from $245.6 million to $412.6 million, or 68 percent over 2003. This growth resulted from national expansion initiatives, improved asset quality, fee income growth and efficiency improvements.

Total loan growth of 21 percent consisted of 30 percent growth in consumer loans and 12 percent growth in commercial loans. Consumer loan growth primarily came from leveraging FHN's national platform and commercial loan growth resulted from the national expansion of single-family residential construction lending and improvements in general economic conditions. Deposit account balances grew 3 percent compared to 2003; however, that growth was impacted by the divestiture of First National Bank of Springdale (FNB) on December 31, 2003, which had total deposits of approximately $300 million in 2003. As a result of this product growth, net interest income related to retail/commercial banking activities grew 17 percent over last year.

Noninterest income grew 9 percent to $483.1 million and represented 41 percent of revenues. Contributing to this growth were net gains of $24.0 million in 2004 from the securitization of home equity lines of credit and second-lien mortgages as FHN continues to utilize securitizations to manage liquidity and fund new loan growth. Merchant processing fees grew 30 percent influenced by both new and existing clients. Included in 2004's performance are $7.0 million of divestiture gains compared to $22.5 million in 2003 as FHN continues to divest non-strategic activities.

Net charge-offs fell to 27 basis points, reflecting the reduced risk in the loan portfolio due to a change in the loan mix and further economic recovery, which resulted in a $36.7 million reduction in provision for loan losses. Noninterest expense increased $12.0 million primarily due to development in the national markets including equity lending, single family residential construction lending and expansion in Middle Tennessee and Northern Virginia. The efficiency ratio for retail/commercial banking activities has consistently shown improvement over the last five quarters as discretionary spending has been reduced and the returns on last year's investments and operational improvements continue to pay off.

Mortgage Banking

Pre-tax earnings decreased from $387.0 million in 2003 to $180.1 million in 2004, primarily driven by declining originations due to a drop in refinancing activity and competitive pricing pressures. Partially offsetting the decline in originations was improvement in servicing profitability due to reduced impairment expense and growth in the servicing portfolio coupled with a more efficient servicing operation.

Mortgage origination volume fell $16.6 billion, or 35 percent to $30.5 billion, as refinancing volume declined from 72 percent of total originations in 2003 to 45 percent this year. In addition, loans delivered during the period decreased by $20.2 billion. This decrease, combined with other market factors, reduced origination revenue by approximately $180 million. Additionally, margins on loans sold decreased as competitive pressures in the market unfavorably impacted origination revenue by approximately $82 million. Overall, origination revenues decreased $262.4 million. Although total origination volumes were down, the large reduction in refinancings was partially offset by improved home purchase originations. Home purchase originations increased 26 percent as the housing market continued to improve.

Net servicing revenues improved $75.6 million from $8.2 million in 2003 to $83.8 million in 2004. Total fees associated with mortgage servicing increased 23 percent to $230.4 million due to growth in the servicing portfolio and the favorable impact of lower prepayment activity. The mortgage-servicing portfolio was $86.6 billion on December 31, 2004, an increase of 26 percent from $68.9 billion on December 31, 2003. The portfolio on December 31, 2004, includes approximately $11 billion of servicing rights acquired in 2004. MSR net hedge gains decreased 58 percent to $47.9 million from $115.1 million; however, MSR impairment decreased $121.3 million, triggered by the impact that rising interest rates had on mortgage prepayments in the servicing portfolio.

Noninterest expense improved $27.8 million reflecting the overall decline in activity levels. Additionally, as a result of reduced refinancing activity and improvements in processes and technology, productivity improved resulting in a 16 percent reduction of servicing costs per loan compared to year-end 2003.

Capital Markets

Pre-tax earnings declined from $154.6 million in 2003 to $83.2 million in 2004 primarily due to a reduction in fixed income securities sales, net of a related decline in commissions and incentives. Significant uncertainties within the investment community regarding interest rates and other economic factors have caused fixed income investors to delay their purchases. In addition to this impact, last year was favorably impacted by higher cash flows from the prepayments of mortgage-backed products and agency calls. As a result of these impacts, revenues from fixed income sales to depository and non-depository investors fell $133.6 million. Revenues from other fee sources include fee income from activities such as investment banking, equity research, portfolio advisory and the sale of bank owned life insurance. These revenues decreased 16 percent from last year's revenues primarily as a result of lower revenue in structured finance transactions.

Noninterest expense decreased 24 percent or $95.9 million, primarily due to lower personnel expense, reflecting the decline in commissions and incentives.

Corporate

The Corporate segment improved from a $68.2 million pre-tax loss last year to a $9.1 million pre-tax loss this year. Reduced discretionary spending helped lower expenses by $47.6 million to $43.8 million. Net security gains for 2004 include $18.4 million of gains from sales of investment securities. In 2003 sales of lower-yielding securities in the investment portfolio resulted in net losses of $7.0 million. Net gains from equity investments of $5.3 million were realized in 2004 primarily due to the liquidation of a holding company investment. This compares to net gains of $8.6 million last year primarily resulting from the sale of a venture capital investment. In addition, a loss of $3.9 million was recognized in 2004 related to other-than-temporary impairment of an investment in Freddie Mac equity securities. Net interest income decreased $9.3 million since last year as a result of the temporary reduction in the investment portfolio, the repurchase of REMIC securities in 2003, and a decline in the earnings credit on allocated capital.

ANNUAL INCOME STATEMENT HIGHLIGHTS

Revenue

Total revenue decreased 10 percent to $2,219.4 million in 2004 from $2,473.4 million in 2003. Noninterest income provides the majority of FHN's revenue and contributed 61 percent to total revenue in 2004 compared to 67 percent in 2003.

Net Interest Income

During 2004 net interest income increased 6 percent to $856.3 million from $805.8 million in 2003. Net interest income was positively impacted by growth in the retail and commercial lending portfolios, as loans now comprise 65 percent of the earning asset base compared to 59 percent in 2003. Some of this positive impact was offset by an increase in funding costs as noninterest-bearing deposits decreased 9 percent, largely due to lower custodial balances in mortgage banking. In addition, FNB, which was divested on December 31, 2003, contributed $10.5 million to net interest income in 2003. The net interest margin was 3.62 percent for 2004 compared to 3.78 percent for 2003. The net interest margin compressed 16 basis points as total funding costs increased 11 basis points and the yield on average earning assets decreased two basis points.

In the near-term, a modest compression of the net interest margin is expected as an increase in short-term rates will negatively impact the spread on the mortgage warehouse. Over the long-term, FHN's strategies to manage the interest rate sensitivity of the balance sheet position are designed to allow the net interest margin to improve in a higher interest rate environment.

Noninterest Income

Noninterest income decreased 18 percent to $1,363.1 million in 2004 from $1,667.6 million in 2003. The decline in noninterest income primarily resulted from the contraction in mortgage banking and capital markets revenues, which fell $367.1 million in total. All other noninterest income categories grew 13 percent, or $62.6 million. This growth was led by the retail/commercial bank's $24.0 million net gains on securitizations, an increase of $18.3 million in securities gains and an increase of $17.5 million in merchant processing noninterest income.

Noninterest Expense

Total noninterest expense for 2004 decreased 10 percent to $1,504.3 million from $1,667.7 million in 2003. Noninterest expense included $85.4 million of discretionary spending on performance enhancing initiatives in 2003.

Personnel expense decreased 8 percent to $915.0 million from $995.6 million in 2003 primarily due to lower activity levels in Capital Markets in 2004.

Other noninterest expense decreased 24 percent to $300.6 million in 2004 from $393.1 million in 2003. The improvement in other noninterest expense primarily reflects $63.9 million of discretionary spending on performance enhancing initiatives in 2003.

Provision for Loan Losses / Asset Quality

The provision for loan losses decreased 44 percent to $48.3 million in 2004 compared to $86.7 million in 2003. An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. The improvement in 2004's provision is related to the positive shift in the mix of the loan portfolio and the reduction in specific allocations related to large commercial credits. The risk profile of the retail loan portfolio has continued to improve as the mix shifted to a greater concentration of high credit score products, which require lower reserves. The risk profile of the commercial loan portfolio improved as indicated by current lower levels of watch and classified loans. Also, net charge-offs decreased to $42.1 million in 2004 compared to $68.0 million in 2003. Net charge-offs were impacted by improvement in both the retail and commercial loan portfolios. Nonperforming loans in retail/commercial banking were $41.1 million on December 31, 2004, compared to $43.2 million on December 31, 2003. (See the table on A-6 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-7 for asset quality ratios).

ANNUAL AVERAGE BALANCE SHEET

Total average assets increased 9 percent to $27.3 billion for 2004. Total loans increased 22 percent to $15.4 billion as retail loans increased 30 percent and commercial loans grew 12 percent. Loans held for sale decreased 5 percent to $4.2 billion. Interest-bearing core deposits increased 4 percent to $6.1 billion, however, that growth was negatively impacted by the divestiture of First National Bank of Springdale on December 31, 2003, which had core deposits of approximately $200 million, or 3 percent of FHN's total interest-bearing core deposits. Total core deposits decreased 2 percent primarily due to a decline in mortgage escrow balances as refinancing activity lessened and the divestiture of FNB. Purchased funds increased 17 percent to $11.2 billion, and term borrowings increased 67 percent to $2.2 billion. Average shareholders' equity increased 6 percent in 2004 compared to 2003. (See A-9 for additional information on the balance sheet impact of certain transactions and new accounting standards.)

FOURTH QUARTER HIGHLIGHTS

During fourth quarter 2004 earnings totaled $103.1 million, or $.81 diluted earnings per share. This compares to fourth quarter 2003 earnings of $117.6 million, or $.90 diluted earnings per share. Return on average shareholders' equity and return on average assets for fourth quarter 2004 were 20.8 percent and 1.40 percent, respectively, compared to 25.2 percent and 1.89 percent for fourth quarter 2003.

Fourth quarter performance continued to reflect compression in earnings as Mortgage Banking experienced competitive pricing pressures and unfavorable impacts from servicing hedging and impairment costs and as Capital Markets continued to have lower earnings from fixed income sales and lower revenue in structured finance transactions. The Corporate segment also contributed to the earnings compression with securities losses resulting from impairment of Freddie Mac stock and a decline in net interest income. Retail/Commercial Banking's earnings (82 percent of this quarter's pre-tax earnings) improved significantly as increased net interest income reflected loan growth of 23 percent, while a favorable change in the mix of the loan portfolio as well as the continued economic recovery resulted in a lower provision. Noninterest income in the retail commercial bank remained stable as fourth quarter 2004 had securitization gains of $16 million and divestiture gains of $3 million while fourth quarter 2003 had divestiture gains of $22 million (See the table on A-8 for additional detail on quarterly segment performance).

OUTLOOK

"Now that retail/commercial banking has rebalanced to approximately 80 percent of our pre-tax earnings and the national expansion initiatives continue to progress, we expect to resume earnings per share growth in 2005," said Chief Financial Officer, Marty Mosby. "While we experience short-term favorable and unfavorable volatility in our earnings stream, we believe that over the long term we will continue to operate at a level consistent with high-performing growth and maintain return on equity at industry-leading levels. We have been able to accomplish this goal over the last three and five year periods as demonstrated by our average annual earnings per share growth of 14 percent and our average annual return on equity of greater than 20 percent."

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, investor responses to these conditions, ability to execute business plans, geopolitical developments, items already mentioned in this press release, and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

In compliance with the SEC's regulations concerning fair disclosure, FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement which is available on FHN's website at www.FirstHorizon.com.

Management will also host a conference call at 9:00 a.m. Eastern Time Wednesday, January 19, 2005, to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 8:45 a.m. Eastern Time January 19, 2005, at 1-800-946-0786. The conference will be webcast live through the investor relations section of FHN's Web site. To access the webcast, visit http://www.shareholder.com/ftb/medialist.cfm. A replay of the call will be available from noon Eastern Time January 19, 2005, until Wednesday, February 2, 2005, by calling (888)203-1112 or (719)457-0820 for international participants. The passcode is 994161. The event will be archived and made available by 2:00 p.m. Eastern Time January 19, 2005, on First Horizon's Web site at www.FirstHorizon.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance provided herein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 12,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services to individual and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon, and First Tennessee -- provide customers with a broad range of products and services including:

 -- Capital Markets, with one of the nation's top underwriters of U.S.
    government agency securities
 -- Mortgage Banking, with one of the nation's top 15 mortgage originators and servicers, which earned a top-10 ranking in customer satisfaction from J.D. Power and Associates
 -- Retail/Commercial Banking, with the largest market share in
    Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother, Business Week and Fortune magazines. FHN also was named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.FirstHorizon.com.

                  FIRST HORIZON NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                             Yearly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                         Year-to-date
                                         December 31
                                   ------------------------
                                                              Growth
 (Thousands)                          2004          2003      Rate (%)
 ---------------------------------------------------------------------
 Interest income                   $1,166,802    $1,053,370    10.8 +
 Less interest expense                310,491       247,586    25.4 +
 ---------------------------------------------------------------------
  Net interest income                 856,311       805,784     6.3 +
 Provision for loan losses             48,348        86,698    44.2 --
 ---------------------------------------------------------------------
  Net interest income after
   provision for loan losses          807,963       719,086    12.4 +
 Noninterest income:
  Mortgage banking                    444,758       649,496    31.5 --
  Capital markets                     376,558       538,919    30.1 --
  Deposit transactions and cash
   management                         148,514       146,701     1.2 +
  Merchant processing                  75,086        57,609    30.3 +
  Insurance premiums and
   commissions                         56,109        57,811     2.9 --
  Trust services and investment
   management                          47,274        45,873     3.1 +
  Gains on divestitures                 7,000        22,498      NM
  Securities gains/(losses), net       20,748         2,378      NM
  Other                               187,139       146,299    27.9 +
 ---------------------------------------------------------------------
    Total noninterest income        1,363,186     1,667,584    18.3 --
 ---------------------------------------------------------------------
    Adjusted gross income after
     provision for loan losses      2,171,149     2,386,670     9.0 --
 Noninterest expense:
  Employee compensation,
   incentives and benefits            914,947       995,609     8.1 --
  Occupancy                            89,402        83,583     7.0 +
  Equipment rentals,
   depreciation, and maintenance       72,695        68,973     5.4 +
  Operations services                  67,523        67,948      .6 --
  Communications and courier           49,590        50,535     1.9 --
  Amortization of intangible
   assets                               9,541         7,980    19.6 +
  Other                               300,642       393,044    23.5 --
 ---------------------------------------------------------------------
   Total noninterest expense        1,504,340     1,667,672     9.8 --
 ---------------------------------------------------------------------
 Pretax income                        666,809       718,998     7.3 --
  Applicable income taxes             212,401       245,689    13.5 --
 ---------------------------------------------------------------------
 Net income                        $  454,408    $  473,309     4.0 --
                                   ========================
 ---------------------------------------------------------------------
 Diluted earnings per common
  share                            $     3.54    $     3.62     2.2 --
 Dividends declared                $     1.63    $     1.30

 SELECTED FINANCIAL RATIOS:
 -------------------------
 Return on average assets                1.66%         1.88%
 Return on average shareholders'
  equity                                 23.9          26.3
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                           Quarterly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                    Quarter Ended
                                     December 31
                               -----------------------
                                                            Growth
 (Thousands)                      2004          2003       Rate (%)
 ------------------------------------------------------------------
 Interest income               $ 334,789     $ 253,184      32.2 +
 Less interest expense           106,343        56,742      87.4 +
 ------------------------------------------------------------------
  Net interest income            228,446       196,442      16.3 +
 Provision for loan losses        11,783        15,392      23.4 --
 ------------------------------------------------------------------
  Net interest income after
   provision for loan losses     216,663       181,050      19.7 +
 Noninterest income:
  Mortgage banking                94,771       127,330      25.6 --
  Capital markets                 76,522       117,770      35.0 --
  Deposit transactions and
   cash management                37,695        37,971        .7 --
  Merchant processing             19,679        15,878      23.9 +
  Insurance premiums and
   commissions                    11,649        13,698      15.0 --
  Trust services and
   investment management          11,741        11,654        .7 +
  Gains on divestitures            3,200        22,498        NM
  Securities (losses)/gains,
   net                            (3,734)            8        NM
  Other                           61,625        39,751      55.0 +
 ------------------------------------------------------------------
   Total noninterest income      313,148       386,558      19.0 --
 ------------------------------------------------------------------
   Adjusted gross income
    after provision for loan
    losses                       529,811       567,608       6.7 --
 Noninterest expense:
  Employee compensation,
   incentives and benefits       228,206       218,968       4.2 +
  Occupancy                       22,875        21,569       6.1 +
  Equipment rentals,
   depreciation, and
   maintenance                    18,633        17,957       3.8 +
  Operations services             18,379        15,160      21.2 +
  Communications and courier      12,446        13,324       6.6 --
  Amortization of intangible
   assets                          3,014         2,403      25.4 +
  Other                           79,135        92,623      14.6 --
 ------------------------------------------------------------------
   Total noninterest expense     382,688       382,004        .2 +
 ------------------------------------------------------------------
 Pretax income                   147,123       185,604      20.7 --
  Applicable income taxes         43,971        67,959      35.3 --
 ------------------------------------------------------------------
 Net income                    $ 103,152     $ 117,645      12.3 --
                               =======================
 ------------------------------------------------------------------
 Diluted earnings per common
  share                        $     .81     $     .90      10.0 --
 Dividends declared per
  common share                 $     .43     $     .40

 SELECTED FINANCIAL RATIOS:
 -------------------------
 Return on average assets           1.40%         1.89%
 Return on average
  shareholders' equity              20.8          25.2
 ------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                             Yearly Growth
                              (Unaudited)

 ------------------------------------------------------------------
                                      Year-to-date
                                       December 31
                                -------------------------
                                                           Growth
 (Thousands)                        2004          2003     Rate (%)
 ------------------------------------------------------------------
 Loans, net of unearned
  income:
  Commercial:
   Commercial, financial and
    industrial                  $ 4,845,559   $ 4,304,587   12.6 +
   Real estate commercial           959,330     1,056,366    9.2 --
   Real estate construction         895,603       632,871   41.5 +
 ------------------------------------------------------------------
   Total commercial loans         6,700,492     5,993,824   11.8 +
  Retail:
   Real estate residential        7,533,036     5,716,946   31.8 +
   Real estate construction         714,608       424,047   68.5 +
   Other retail                     186,298       259,542   28.2 --
   Credit card receivables          250,216       261,959    4.5 --
 ------------------------------------------------------------------
   Total retail loans             8,684,158     6,662,494   30.3 +
 ------------------------------------------------------------------
    Total loans, net of
     unearned income             15,384,650    12,656,318   21.6 +
 Investment securities            2,449,074     2,374,484    3.1 +
 REMIC securities  (a)                   --       170,376  100.0 --
 Loans held for sale              4,179,360     4,420,661    5.5 --
 Other earning assets             1,705,235     1,707,039     .1 --
 ------------------------------------------------------------------
   Total earning assets          23,718,319    21,328,878   11.2 +
 Cash and due from banks            739,203       748,310    1.2 --
 Other assets                     2,848,311     3,056,424    6.8 --
 ------------------------------------------------------------------
   Total assets                 $27,305,833   $25,133,612    8.6 +
                                =========================

 Certificates of deposit
   under $100,000 and other
   time                         $ 1,947,025   $ 1,866,283    4.3 +
 Other interest-bearing
  deposits                        4,139,904     3,965,789    4.4 +
 ------------------------------------------------------------------
   Total interest-bearing
    core deposits                 6,086,929     5,832,072    4.4 +
 Demand deposits                  1,805,609     2,075,895   13.0 --
 Other noninterest-bearing
  deposits                        2,867,709     3,038,034    5.6 --
 ------------------------------------------------------------------
   Total core deposits           10,760,247    10,946,001    1.7 --
 Certificates of deposit
  $100,000 and more               6,875,347     5,165,515   33.1 +
 ------------------------------------------------------------------
    Total deposits               17,635,594    16,111,516    9.5 +
 Short-term borrowed funds        4,299,283     4,372,631    1.7 --
 Term borrowings (a)              2,247,985     1,342,873   67.4 +
 Other liabilities                1,217,016     1,383,967   12.1 --
 Qualifying capital
  securities (a) (b)                     --       100,000  100.0 --
 Preferred stock of
  subsidiary                            453        22,196   98.0 --
 Shareholders' equity             1,905,502     1,800,429    5.8 +
 ------------------------------------------------------------------
   Total liabilities and
    shareholders' equity        $27,305,833   $25,133,612    8.6 +
                                =========================
 ------------------------------------------------------------------
 (a) See page A-9 for additional information on the impact
     of certain transactions and new accounting standards.
 (b) Guaranteed preferred beneficial interests in FHN's junior subordinated debentures
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                           Quarterly Growth
                              (Unaudited)

 ------------------------------------------------------------------
                                   Quarter Ended
                                    December 31
                            --------------------------
                                                          Growth
 (Thousands)                    2004           2003      Rate (%)
 ----------------------------------------------------------------
 Loans, net of unearned
  income:
  Commercial:
   Commercial, financial
    and industrial          $ 5,213,599    $ 4,450,241    17.2 +
   Real estate commercial       929,707      1,046,936    11.2 --
   Real estate
    construction              1,132,131        672,885    68.3 +
 ----------------------------------------------------------------
   Total commercial loans     7,275,437      6,170,062    17.9 +
  Retail:
   Real estate
    residential               8,204,466      6,552,587    25.2 +
   Real estate
    construction                939,823        495,799    89.6 +
   Other retail                 172,627        239,119    27.8 --
   Credit card
    receivables                 244,095        265,026     7.9 --
 ----------------------------------------------------------------
    Total retail loans        9,561,011      7,552,531    26.6 +
 ----------------------------------------------------------------
     Total loans, net of
      unearned income        16,836,448     13,722,593    22.7 +
 Investment securities        2,150,573      2,598,988    17.3 --
 REMIC securities (a)                --         42,310   100.0 --
 Loans held for sale          4,696,065      2,672,566    75.7 +
 Other earning assets         1,895,711      1,810,601     4.7 +
 ----------------------------------------------------------------
    Total earning assets     25,578,797     20,847,058    22.7 +
 Cash and due from banks        779,235        746,202     4.4 +
 Other assets                 2,951,866      3,037,276     2.8 --
 ----------------------------------------------------------------
    Total assets            $29,309,898    $24,630,536    19.0 +
                            ==========================
 Certificates of deposit
  under $100,000 and
  other time                $ 2,065,806    $ 1,855,795    11.3 +
 Other interest-bearing
  deposits                    4,228,402      4,061,369     4.1 +
 ----------------------------------------------------------------
    Total interest-
     bearing core
     deposits                 6,294,208      5,917,164     6.4 +
 Demand deposits              1,879,669      2,011,879     6.6 --
 Other noninterest-
  bearing deposits            3,034,024      2,563,776    18.3 +
 ----------------------------------------------------------------
    Total core deposits      11,207,901     10,492,819     6.8 +
 Certificates of deposit
  $100,000 and more           8,078,961      5,175,138    56.1 +
 ----------------------------------------------------------------
     Total deposits          19,286,862     15,667,957    23.1 +
 Short-term borrowed
  funds                       4,441,553      4,238,548     4.8 +
 Term borrowings (a)          2,385,133      1,551,974    53.7 +
 Other liabilities            1,222,697      1,218,434      .3 +
 Qualifying capital
  securities (a) (b)                 --        100,000   100.0 --
 Preferred stock of
  subsidiary                        455            402    13.2 +
 Shareholders' equity         1,973,198      1,853,221     6.5 +
 ----------------------------------------------------------------
    Total liabilities and
     shareholders' equity   $29,309,898    $24,630,536    19.0 +
                            ==========================
 ----------------------------------------------------------------
 (a) See A-9 for additional information on the impact of
     certain transactions and new accounting standards.
 (b) Guaranteed preferred beneficial interests in FHN's junior subordinated debentures
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                              (Unaudited)

 ----------------------------------------------------------------
                                  December 31
                           --------------------------     Growth
 (Thousands)                   2004            2003      Rate (%)
 ----------------------------------------------------------------
 Loans, net of unearned
  income:
  Commercial:
   Commercial, financial
    and industrial         $ 5,560,736     $ 4,502,917    23.5 +
   Real estate
    commercial                 960,178         968,064      .8 --
   Real estate
    construction             1,208,703         690,402    75.1 +
 ----------------------------------------------------------------
   Total commercial
    loans                    7,729,617       6,161,383    25.5 +
  Retail:
   Real estate
    residential              7,244,716       6,817,122     6.3 +
   Real estate
    construction             1,035,562         527,260    96.4 +
   Consumer                    168,806         212,362    20.5 --
   Credit card
    receivables                248,972         272,398     8.6 --
 ----------------------------------------------------------------
   Total retail loans        8,698,056       7,829,142    11.1 +
 ----------------------------------------------------------------
   Total loans, net of
    unearned income         16,427,673      13,990,525    17.4 +
 Investment securities       2,680,997       2,470,370     8.5 +
 Loans held for sale         5,167,981       2,977,723    73.6 +
 Other earning assets        1,675,654       1,182,488    41.7 +
 ----------------------------------------------------------------
   Total earning assets     25,952,305      20,621,106    25.9 +
 Cash and due from banks       638,189         773,294    17.5 --
 Other assets                3,180,283       3,112,290     2.2 +
 ----------------------------------------------------------------
   Total assets            $29,770,777     $24,506,690    21.5 +
                           ===========================

 Certificates of deposit
  under $100,000 and
  other time               $ 2,061,262     $ 1,813,137    13.7 +
 Other interest-bearing
  deposits                   4,510,207       4,022,545    12.1 +
 ----------------------------------------------------------------
   Total interest-
    bearing core
    deposits                 6,571,469       5,835,682    12.6 +
 Demand deposits             2,402,602       2,598,596     7.5 --
 Other noninterest-
  bearing deposits           2,591,920       2,132,968    21.5 +
 ----------------------------------------------------------------
   Total core deposits      11,565,991      10,567,246     9.5 +
 Certificates of
  deposit $100,000 and
  more                       8,216,176       5,304,076    54.9 +
 ----------------------------------------------------------------
    Total deposits          19,782,167      15,871,322    24.6 +
 Short-term borrowed
  funds                      3,752,804       3,307,224    13.5 +
 Term borrowings (a)         2,616,368       1,726,766    51.5 +
 Other liabilities           1,575,160       1,710,608     7.9 --
 Preferred stock of
  subsidiary                       458             452     1.3 +
 Shareholders' equity        2,043,820       1,890,318     8.1 +
 ----------------------------------------------------------------
    Total liabilities
     and shareholders'
      equity               $29,770,777     $24,506,690    21.5 +
                           ===========================
 ----------------------------------------------------------------
 (a) See A-9 for additional information on the impact of
     certain transactions and new accounting standards.
  Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)           4Q04      3Q04      2Q04      1Q04      4Q03
 ---------------------------------------------------------------------
 ALLOWANCE FOR LOAN
 LOSSES:
  Beginning Reserve  $161,856  $160,757  $160,685  $160,333  $161,401
  Provision            11,783    10,044    12,292    14,229    15,392
  Loans transferred
   to held for sale    (4,705)     (351)   (1,239)   (2,087)      --
  Divestiture              --        --        --        --    (2,652)
  Charge-offs         (13,742)  (12,497)  (14,305)  (16,085)  (17,279)
  Recoveries            2,967     3,903     3,324     4,295     3,471
 --------------------------------------------------------------------
   Ending Balance    $158,159  $161,856  $160,757  $160,685  $160,333
 --------------------================================================
 Reserve for off-
  balance sheet
  commitments        $  7,904  $  8,259  $  7,883  $  7,001  $  7,804
 Total of allowance
  for loan losses
  and reserve for
  off-balance sheet
  commitments        $166,063  $170,115  $168,640  $167,686  $168,137
 --------------------------------------------------------------------
 NONPERFORMING ASSETS:
 Retail/Commercial
  Banking:
  Nonperforming
   loans             $ 41,102  $ 45,633  $ 45,671  $ 38,243  $ 43,228
  Foreclosed real
   estate              24,092    27,428    28,833    25,355    19,365
  Other assets             --        --        --       336       336
 --------------------------------------------------------------------
 Total Retail/
  Commercial Banking   65,194    73,061    74,504    63,934    62,929
 --------------------------------------------------------------------
 Mortgage Banking:
  Nonperforming
   loans --  held
   for  sale            8,458     7,279    11,118     9,003     8,556
  Foreclosed real
   estate               3,686     5,044     4,417     4,523     4,710
 --------------------------------------------------------------------
 Total Mortgage
  Banking              12,144    12,323    15,535    13,526    13,266
 --------------------------------------------------------------------
  Total
   nonperforming
   assets            $ 77,338  $ 85,384  $ 90,039  $ 77,460  $ 76,195
                     ================================================
 Loans and leases
  past due 90 days
  or more            $ 33,804  $ 29,644  $ 25,516  $ 31,167  $ 27,240

 Period end loans,
  net of unearned
  (millions)         $ 16,428  $ 16,403  $ 15,301  $ 14,212  $ 13,990
 Insured loans            666       560       620       632       863
 --------------------------------------------------------------------
 Loans excluding
  insured loans      $ 15,762  $ 15,843  $ 14,681  $ 13,580  $ 13,127
                     ================================================
 Off-balance sheet
  commitments
  (millions)(a)      $  6,226  $  5,848  $  5,607  $  5,294  $  5,464
 --------------------------------------------------------------------
 (a) Amount of off-balance sheet commitments for which a reserve has been provided.

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 -------------------------------------------------------------------
 (Thousands)           4Q04      3Q04      2Q04      1Q04      4Q03
 -------------------------------------------------------------------
 FHN CONSOLIDATED:
 Nonperforming
  loans ratio (a)       .25%      .28%      .30%      .27%      .31%
 Nonperforming
  assets ratio (b)      .42       .48       .51       .48       .48
 Allowance to total
  loans                 .96       .99      1.05      1.13      1.15
 Allowance to loans
  excluding insured
  loans                1.00      1.02      1.10      1.18      1.22
 Allowance to
  nonperforming
  loans (c)          384.80    354.69    351.99    420.17    370.90
 Allowance to
  nonperforming
  assets (d)         229.62    207.23    203.69    234.72    237.04
 Net charge-off
  ratio (e)             .26       .22       .30       .34       .40

 RETAIL/COMMERCIAL
  BANKING:
 Nonperforming
  assets ratio (b)      .40%      .44%      .49%      .45%      .45%
 Allowance to
  nonperforming
  assets             242.60    221.54    215.77    251.33    254.78

 MORTGAGE BANKING:
 Nonperforming
  assets ratio (f)      .01%      .02%      .02%      .02%      .02%
 -------------------------------------------------------------------
 (a)  Ratio is nonperforming loans in the loan portfolio to total loans
 (b)  Ratio is nonperforming assets related to the loan portfolio to total loans plus foreclosed real estate and other assets
 (c)  Ratio is allowance to nonperforming loans in the loan portfolio
 (d)  Ratio is allowance to nonperforming assets related to the loan portfolio
 (e)  Ratio is net charge-offs to average total loans
 (f)  Ratio is nonperforming assets to unpaid principal balance of servicing portfolio

                  FIRST HORIZON NATIONAL CORPORATION
                      BUSINESS SEGMENT HIGHLIGHTS
                              (Unaudited)

 --------------------------------------------------------------------
 (Thousands)           4Q04      3Q04      2Q04      1Q04      4Q03
 --------------------------------------------------------------------
 RETAIL/COMMERCIAL
  BANKING
 Total Revenues      $324,551  $294,960  $288,841  $274,084  $288,886
 Loan Loss Provision   11,798    10,044    12,310    14,249    15,333
 Noninterest
  Expenses            191,551   180,250   177,235   172,224   186,280
                     ------------------------------------------------
  Pre-Tax Income     $121,202  $104,666  $ 99,296  $ 87,611  $ 87,273
 Taxes                 36,559    33,665    25,990    27,219    31,953
                     ------------------------------------------------
  Net Income         $ 84,643  $ 71,001  $ 73,306  $ 60,392  $ 55,320

 MORTGAGE BANKING
 Total Revenues      $140,708  $146,984  $167,409  $163,242  $162,840
 Loan Loss Provision      (15)       --       (18)      (20)       59
 Noninterest
  Expenses            110,736   109,255   118,711    99,664    95,020
                     ------------------------------------------------
  Pre-Tax Income     $ 29,987  $ 37,729  $ 48,716  $ 63,598  $ 67,761
 Taxes                 10,748    13,716    17,766    23,368    25,870
                     ------------------------------------------------
  Net Income         $ 19,239  $ 24,013  $ 30,950  $ 40,230  $ 41,891

 CAPITAL MARKETS
 Total Revenues      $ 79,959  $ 81,562  $103,004  $119,564  $120,633
 Noninterest
  Expenses             69,527    64,640    77,945    88,806    84,879
                     ------------------------------------------------
  Pre-Tax Income     $ 10,432  $ 16,922  $ 25,059  $ 30,758  $ 35,754
 Taxes                  3,373     6,293     9,455    11,776    13,107
                     ------------------------------------------------
  Net Income         $  7,059  $ 10,629  $ 15,604  $ 18,982  $ 22,647

 CORPORATE
 Total Revenues      $ (3,624) $ 22,358  $  6,651  $  9,244  $ 10,641
 Noninterest
  Expenses             10,874    11,451    10,189    11,282    15,825
                     ------------------------------------------------
  Pre-Tax Income     $(14,498) $ 10,907  $ (3,538) $ (2,038) $ (5,184)
 Taxes                 (6,709)    2,949    (2,062)   (1,705)   (2,971)
                     ------------------------------------------------
  Net Income         $ (7,789) $  7,958  $ (1,476) $   (333) $ (2,213)

 TOTAL CONSOLIDATED
 Total Revenues      $541,594  $545,864  $565,905  $566,134  $583,000
 Loan Loss Provision   11,783    10,044    12,292    14,229    15,392
 Total Noninterest
  Expenses            382,688   365,596   384,080   371,976   382,004
                     ------------------------------------------------
 Consolidated Pretax
  Income             $147,123  $170,224  $169,533  $179,929  $185,604
 Taxes                 43,971    56,623    51,149    60,658    67,959
                     ------------------------------------------------
 Net Income          $103,152  $113,601  $118,384  $119,271  $117,645
 --------------------------------------------------------------------
 See page A-9 for discussion of changes to FHN's business segments.
 Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                           OTHER HIGHLIGHTS
                              (Unaudited)

 Balance Sheet:
 In prior years, FHN has securitized certain real estate loans through a real estate mortgage investment conduit (REMIC) and retained all of the securitized assets. The retained assets were classified on the Consolidated Statements of Condition in
 "Securities held to maturity". During fourth quarter 2003, FHN elected to purchase all of the mortgage loans remaining in the
 REMIC ($136.3 million at repurchase). Subsequent to the
 repurchase of the mortgage loans, these assets are classified as retail real estate residential loans.

 Effective December 31, 2003, FHN adopted FASB Interpretation No.
 46, "Consolidation of Variable Interest Entities", and
 deconsolidated its subsidiary, First Tennessee Capital I (Capital
 I), which has issued $100.0 million of capital securities that are fully and unconditionally guaranteed by FHN. As a result of this deconsolidation the capital securities are no longer
 included on FHN's balance sheet. However, $103.0 million of junior subordinated debentures issued by FHN to Capital I are no longer eliminated in consolidation and appear in term borrowings as of December 31, 2003.

 On December 31, 2003, FHN completed the sale of substantially all of the assets and liabilities of its wholly owned subsidiary,
 First National Bank of Springdale (FNB) of Springdale, Arkansas
 to First Security Bank of Searcy, Arkansas. This transaction resulted in a divestiture gain of $12.5 million. Immediately preceding the sale, FNB had investment securities of
 approximately $125 million, loans of approximately $165 million, deposits of approximately $300 million and equity of
 approximately $40 million.

 Segments:
 FHN has adapted its segments to reflect the common activities and operations of aggregated business segments across the various delivery channels. Prior periods have been restated for
 comparability. The new segments are Retail/Commercial Banking,
 Mortgage Banking, Capital Markets and Corporate. The
 Retail/Commercial Banking segment consists of Retail/Commercial
 Banking including traditional lending and deposit taking for retail and commercial customers. Additionally, the
 Retail/Commercial Bank provides Investments, Insurance, Financial
 Planning, Trust Services and Asset Management, Credit Card, Cash
 Management, Merchant Services, Check Clearing, and Correspondent
 Services. Retail/Commercial Banking now includes Equity Lending and held to maturity mortgage and construction loans originated by First Horizon Home Loans which were previously in the mortgage segment and Correspondent Banking which was previously in Capital
 Markets. The Mortgage Banking segment consists of core mortgage banking elements including Originations and Servicing and the associated ancillary revenues related to these businesses. The
 Capital Markets segment consists of traditional capital markets trading activities, Equity Research and Investment Banking. The
 Corporate segment consists of unallocated corporate expenses, expense on certain subordinated debt issuances and certain
 preferred stock, bank owned life insurance, unallocated interest income associated with excess capital, Funds Management and
 Venture Capital.

CONTACT:  First Horizon National Corp.
          Media Information:
          Kim Cherry
          (901) 523-4726

          Investor Relations:
          Mark Yates
          (901) 523-4068